Exhibit 10.1

_______________________________________________________________________________

ASSET PURCHASE AGREEMENT

BETWEEN

SAGA ENERGY, INC.

AND

BLUE SKY LANGSA LTD.

Effective as of September 21, 2011

_______________________________________________________________________________

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 21st day of September, 2011 by and between Blue Sky Langsa Ltd., a Mauritius company f/k/a Medco E&P Langsa Limited having its registered office at Les Cascades, Edith Cavell Street, Port-Louis, Mauritius (“Seller”) and Saga Energy, Inc., a Florida corporation having its principal office at 1509 East Chapman Ave, Orange, CA  92866 (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, certain terms used in this Agreement are defined in Section 1 and shall have the meanings set forth therein;

WHEREAS, Seller currently owns the Assets; and

WHEREAS, Seller desires to sell and Purchaser wishes to purchase the Assets.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1) Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means the 80% undivided interest in and under the Langsa TAC to be acquired by Purchaser from Seller under this Agreement, together with the corresponding interest: in (i) all relevant consents, permissions, technical data and proprietary information related to or used in connection with the Langsa TAC; (ii) all other property or rights of whatsoever nature or kind (whether real or personal), assets, benefits, rights and entitlements which the owner of an undivided interest under the Langsa TAC holds and is entitled to enjoy thereunder; (iii) the Equipment; and (iv) the Contracts, all as listed in Schedule 2(a) to this Agreement.

“Assumed Liabilities” means the corresponding amount of Liabilities of Seller that relate to the ownership and operation of the Assets, attributable to the period following the Closing Date, as set forth in Schedule 2(b) to this Agreement.

“Barrel” means a quantity or unit of oil, 42 U.S. gallons at the temperature of 60 degrees Fahrenheit.

“BPMIGAS” means Badan Pelaksana Kegitan Usaha Hulu Minyak dan Gas Bumi, a State Owned Entity established under Government Regulation of the Republic of Indonesia No. 42 of 2002, being the successor to Pertamina.

“Contractor” means Seller in its capacity as “Contractor” pursuant to the Langsa TAC and all predecessors in interest to Seller pursuant to the Langsa TAC.

“Contracts” means the Langsa TAC together with the agreements listed in Schedule 2(a).

“Crude Oil” means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

“DGOG” means the Directorate General of Oil and Gas of the Ministry of Energy and Mineral Resources of the Republic of Indonesia.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement. Any references to “Schedule” in this Agreement refer to sections of the Disclosure Schedule.

“Environment” means: (a) any ecological systems or components thereof, (b) the living organisms which live in them (including persons, communities of people and their property), and (c) the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground), water (including water under or within land or in drains, culverts or sewers, and coastal and inland waters) and land (including land under water).

“Environmental Condition” means any condition which harms or is capable of harming the Environment or any part thereof, or which gives rise to or is capable of giving rise to a breach of or any liability under any Environmental Laws or Material Agreement (including any amendments, extensions, renewals or replacements thereof).

“Environmental Laws” shall mean any guidance document, agreement, directive, standard, prohibition, restriction, interpretation, demand, request for information, permit, license, approval condition, or law issued, promulgated or entered into by any Governmental Authority of Indonesia relating to the Environment or the preservation or reclamation of natural resources.

“Equipment” means the equipment utilized in connection with the Langsa TAC which is listed on Schedule 2(a).

“Excluded Liabilities” means any Liabilities other than the Assumed Liabilities.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“JOA” means the means the joint operating agreement in substantially the form attached hereto as Exhibit B to be executed between Seller, Purchaser, Blue Dolphin Energy Exploration Company, a Delaware corporation (“BDEC”) owning a 7% interest in the Langsa TAC and Nadeem Baber, an individual (“Baber”) owning a 3.5% interest in the Langsa TAC.

“Langsa TAC” means the East Aceh Offshore - Langsa (EAO-Langsa) Technical Assistance Contract dated 15th of May, 1997.

“Langsa TAC Area” means the contract area described in the Langsa TAC.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, hypothecation, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction and any rights exercisable by any third party (whether or not same is a matter of public record) other than Permitted Liens.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Assets (taken as a whole), or (b) on the ability of the Parties to consummate the transactions contemplated by this Agreement or the Bill of Sale, other than an effect resulting from any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Seller operates the Assets; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) any matter of which Purchaser is aware on the date hereof; or (vi) the effect of any changes in applicable laws or accounting rules.

“NPI” means a 17.5% net profit interest to be issued by Purchaser to Seller at the Closing allowing Seller to retain 17.5% of the net profit to be distributed to Purchaser, which net profit is defined as the income to be distributed by Seller to Purchaser after deduction of all capital, operating costs and government shares from gross revenues under the Langsa TAC.

“Natural Gas” means all associated and/or non-associated gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casinghead gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

“Permitted Liens” means; (a) the right reserved to or vested in any government or public authority by the terms of any statutory provision, to terminate the Langsa TAC or to require annual or other periodic payments as a condition of the continuance thereof, (b) liens imposed by statute securing the payment of taxes or assessments which are not due or the validity of which is being contested in good faith, (c) taxes on petroleum or the revenue therefrom (other than those taxes which are due and payable by the Closing Date) and requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations in respect of the Langsa TAC or otherwise affecting recoverability of petroleum in respect of the Langsa TAC and which are generally accepted in the oil and gas industry in Indonesia, (d) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the operations or assets subject to the Langsa TAC in any manner, and all applicable laws, rules and orders of any governmental authority, and (e) rights arising under this Agreement.

“Pertamina” means PT Pertamina Persero, a state-owned company established under the laws of the Republic of Indonesia by virtue of Deed of Establishment No. 20, dated September 17th, 2003 made before Lenny Janis Ishak, S.H. Notary in Jakarta.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petroleum” means Crude Oil and Natural Gas.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Taxing Authority” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury, and any other Governmental Body responsible for the administration of any Tax.

2) Purchase and Sale of Assets; Assumption of Liabilities.

a) Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title, and interest in, to and under the Assets.

b) Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, the Assumed Liabilities.

c) Excluded Liabilities.  Purchaser will not assume or be liable for any Excluded Liabilities.

d) Consent of Third Parties.  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Asset which by its terms or applicable law is non-assignable without the consent of a third party or a Governmental Body, or is cancelable by a third party in the event of assignment, unless and until such consent shall have been obtained.

e) Purchase Price Allocation.  Within 90 calendar days after the Closing Date, or on such other date as Seller and Purchaser may mutually agree in writing, Seller and Purchaser shall agree upon the allocation of the Total Consideration (as defined below) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and in accordance with any applicable Tax laws, and, in accordance with such allocation, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto along with any other forms or filings required by any Taxing Authority (the “Asset Acquisition Statement”).  Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating consistent with the agreed upon allocation.  The Total Consideration for the Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statement, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.  Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Asset Acquisition Statement or the then-applicable Revised Statement.

f) Transfer Taxes.  Seller shall pay all sales, use, transfer, recording and other similar taxes and fees, not including “bulk sales” taxes (“Transfer Taxes”), arising out of or in connection with the, transactions effected pursuant to this Agreement and the transactions contemplated hereby.  Seller shall file all necessary documentation and tax returns with respect to such Transfer Taxes.

3) Consideration.  The aggregate consideration for the Assets shall be: (i) $3,500,000 in cash (the “Cash Price”); (ii) the NPI (together with the Cash Price, the “Purchase Price”); and (iii) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

4) Closing.

a) Closing.  The consummation of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Purchaser, 1509 East Chapman Ave, Orange, CA  92866 on the earlier of December 31, 2011 at 11:00 a.m. Pacific Time or (ii) the fulfillment of the conditions set forth in Section 9(a) and (b) below, or on such other date and at such other time as the Parties may mutually agree in writing (the “Closing Date”).

b) Execution and Delivery of Documents by the Parties.  At the Closing, the Parties shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) in substantially the form attached hereto as Exhibit A, and Purchaser shall pay the Cash Price and issue the NPI to Seller.

5) Representations and Warranties of Seller.  Seller hereby represents and warrants that, except as set forth in Schedule 5, the statements contained in this Section 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing:

a) Seller is a company duly organized, validly existing and in good standing under the laws of Mauritius with full power and authority to conduct its business in the manner currently conducted and to own its assets and, that Seller has all right, power, and authority to enter into this Agreement;

b) The execution, delivery and performance of this Agreement and the Bill of Sale by Seller has been duly authorized by all necessary action of Seller and this Agreement and the Bill of Sale constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms;

c) The Langsa TAC is valid and in full force and effect, and no act, event or omission has occurred by any Person that might result in the cancellation, termination or revocation of the Langsa TAC;

d) Seller is not party to any agreement (other than this Agreement) to sell, transfer, pledge or otherwise create a Lien over the Assets;

e) Seller owns and has good and marketable title to each of the Assets, free and clear of all Liens;

f) Seller has not committed any breach of any of its obligations under the Contracts, nor has there been any material breach of any of the Contracts;

g) Upon obtaining the Consents (as defined in Section 9(c)(ii)), no consent, waiver, approval, order, permit or authorization, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Bill of Sale, the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, permits or authorizations the failure of which to obtain would not have a Material Adverse Effect;

h) Other than the Contracts listed in Schedule 2(a), there are no other material agreements, licenses, permissions, authorizations, permits, or consents constituting, regulating or affecting the Assets;

i) No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof;

j) Seller has delivered to Purchaser, and Purchaser acknowledges receipt of, certain materials requested by Purchaser which relate to the Assets and the Assumed Liabilities (the “Due Diligence Documents”).  To Seller’s knowledge, the Due Diligence Documents delivered by Seller are substantially complete and accurate in all material respects and fairly present the information provided.  The financial materials provided as part of the Due Diligence Documents have been prepared in good faith;

k) There is no actual or threatened litigation or governmental investigation pending against or relating to the Assets that would have a Material Adverse Effect and, to Seller’s knowledge, there is no outstanding order, judgment or award by any court, arbitrator or governmental body against or related to the Assets that would have a Material Adverse Effect;

l) (i) the Assets and Seller with respect to the Assets are in compliance in all material respects with the requirements of all Environmental Laws; (ii) to the knowledge of Seller, all permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and are in full force and effect, and the Assets are in material compliance with the Environmental Permits; and (iii) Seller (1) is not subject to any pending, material written claim or, to the knowledge of Seller, threatened, material complaint or claim, related to any material non-compliance with, or material liabilities arising under, Environmental Laws with respect to the Assets, and (2) has not entered into, and is not subject to, order or any pending order, judgment or decree pursuant to any Environmental Laws that relate to the current or future use of the Assets, which would have a Material Adverse Effect;

m) No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, against Seller or the Assets is pending or threatened.  Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings;

n) Seller has duly filed all required federal, state, local, foreign and other Tax Returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment tax returns) required to be filed in connection with the Assets; and

o) Seller acknowledges that Purchaser is entering into and performing its obligations under this Agreement in reliance on the representations and warranties provided by Seller in this Section.  Except for the representations and warranties contained in this Section 5, neither Seller nor any other Person makes any other express and/or implied representations or warranties with respect to Seller, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or the Bill of Sale, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives.

6) Additional Provisions Regarding the Langsa TAC.  As of the date of this Agreement:

a) The Contractor has made the minimum amount of expenditures required pursuant to Section 3.2 of the Langsa TAC with respect to all years through and including the year ended 2010;

b) The “Budget of Operating Costs” for purposes of the Langsa TAC with respect to the year ending 2011 is attached hereto as Schedule 6(m);

c) The “Operating Costs” for purposes of the Langsa TAC which have not been recovered by the Contractor for purposes of Section 5.1.2 of the Langsa TAC equals $55,755,643 (for 100% of the Langsa TAC) as of August 31, 2011; and

d) The cumulative Petroleum production from the “Contract Area” for purposes of Section 7.3 of the Langsa TAC is 3,964,350 Barrels as of August 31, 2011.

7) Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants that the statements contained in this Section 7 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing:

a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida with full power and authority to conduct its business in the manner conducted and to own its assets, and that Purchaser has all right, power, and authority to enter into this Agreement;

b) The execution, delivery and performance of this Agreement and the Bill of Sale by Purchaser has been duly authorized by all necessary action of Purchaser, and this Agreement and the Bill of Sale constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms;

c) No consent, waiver, approval, order, permit or authorization, or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Bill of Sale, the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, permits or authorizations the failure of which to obtain would not have a Material Adverse Effect; and

d) Except for the representations and warranties contained in this Section 7, neither Purchaser nor any other Person makes any other express and/or implied representations or warranties with respect to the transactions contemplated by this Agreement or the Bill of Sale, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, employees, agents or representatives.

8) Further Covenants.

a) Fees and Expenses.  Unless otherwise specified herein, Purchaser and Seller shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors.

b) Confidentiality.  At all times after the Closing, Seller shall keep confidential, and shall not use or disclose to any other Person without Purchaser’s prior written consent, any non-public document or other non-public information in the possession of Seller that relates to Purchaser, the Assets, or the Assumed Liabilities, other than to comply with any applicable laws, rules and orders of any Governmental Body, provided that Seller shall provide notice of any such requirement to disclose to Purchaser and cooperate with Purchaser in obtaining protection of such confidential information. Upon the Closing, all such non-public document and non-public information relating to the Assets or the Assumed Liabilities shall be deemed to be the confidential and proprietary information of Purchaser.

c) Publicity.  Seller shall not issue any press releases or make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser.

d) Period until Closing.  Prior to the Closing, except to the extent that such action or inaction may result in a breach of any term, condition or requirement of any of the Contracts, Seller shall:

i)	continue to comply with all of its obligations under the Contracts and, if applicable, meet all expenditures and receive all income relating to the Assets and the Contracts;

ii)
provide Purchaser with access to such legal and financial information in Seller’s possession relating to the Assets as Seller may reasonably require and does not already possess (which information shall, include any work program and budget, plan of development and all associated documents, if applicable) that is the subject of discussions between some or all of Seller, DGOG, Pertamina and BPMigas);

iii)	conduct all ordinary business in relation to the Assets in a proper and workmanlike manner, consistent with good industry practice;

iv)
not do or omit to do anything that would be construed as a waiver of any of Seller’s rights under the Langsa TAC or any other relevant agreement unless such action or omission is consistent with good industry practice;

v)	not subject the Assets to any Lien;

vi)	not solicit or participate in negotiations with any third party with respect to the sale of the Assets or any transaction inconsistent with those contemplated hereby; and

vii)
ensure that Purchaser is kept informed of material developments on the following matters to the extent they are applicable (and to the extent Purchaser does not already have access to such information):

(1)	expenditures made with respect to the Langsa TAC Area;

(2)	the adoption or proposal of any plan of development, work program or operating budget;

(3)	the receipt of any significant geological or other data; and

(4)	other material information regarding expenditures and production or engineering data that relate to the Assets.

9)  Conditions Precedent and Subsequent.

a) Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law):

i) The representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the Closing; provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9(a)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

ii) Seller shall be in good standing under the laws of Mauritius with full power and authority to conduct its business in the manner currently conducted, to own its assets and enter into this Agreement;

iii) The agreement listed on Schedule 5(d) shall be amended to make Purchaser a party thereto with sole power to authorize action taken under such agreement;

iv) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

v) There shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

vi) Seller, BDEC and Baber shall have entered into the JOA;

vii) Seller shall have delivered, or caused to be delivered, to Purchaser duly executed copies of the Bill of Sale; and

viii) Seller shall have delivered to Purchaser a certificate of the President of Seller dated as of the Closing Date, certifying on behalf of Seller that (a) all representations and warranties of the Seller set forth in this Agreement are true and correct as of the date of the Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by the Agreement; or (ii) in respects that do not have a Material Adverse Effect; (b) Seller has performed all agreements and covenants required to be performed by it under the Agreement, except for breaches that do not have a Material Adverse Effect; and (c) attached thereto is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of Seller, and by Blue Sky International Holdings, Inc., an Alberta, Canada corporation, the sole shareholder of Seller, by written consent in accordance with applicable laws and Constitution and Article of Bylaws of Seller authorizing the execution and performance of the Agreement, which resolutions have not been modified, rescinded or otherwise changed or amended and remain in full force and effect as of the date of such certificate.

ix) Seller shall cause to be prepared and delivered to Purchaser such audited financial statements, consents, and other documents (the “Financial Statements”) related to the Assets that Purchaser determines in good faith (after consultation with its accounting and legal advisors) to be required by, and would enable the Purchaser to comply with, the public reporting and other rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to Purchaser in the context or as a result of the transactions contemplated in this Agreement, including those public reporting and other rules and regulations that require, permit or contemplate the public reporting of audited financial statements and pro forma information following the consummation of the transactions contemplated by this Agreement.  All fees, costs and expenses incurred by the Seller or any Affiliate thereof in the preparation of the Financial Statements shall be reimbursed to the Seller by Purchaser promptly, and in any event within ten business days, after the submission to Purchaser of written invoices therefor.  Seller shall cooperate with and permit Purchaser to reasonably participate in the preparation of the Financial Statements and shall provide Purchaser and its representatives with reasonable access to Seller’s personnel who engage in the preparation of the Financial Statements.

b) Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

i) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date, except where the failure to be true and correct would not materially impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Bill of Sale;

ii) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

iii) There shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

iv) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed copy of the Bill of Sale to which Purchaser or any of its Affiliates is a party; and

v) Purchaser shall have delivered to Seller a certificate of the President of Purchaser dated as of the Closing Date, certifying on behalf of Purchaser that (a) all representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date of the Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by the Agreement; or (ii) in respects that do not have a Material Adverse Effect; (b) Purchaser has performed all agreements and covenants required to be performed by it under the Agreement, except for breaches that do not have a Material Adverse Effect; and (c) attached thereto is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of Purchaser by written consent in accordance with applicable law and the Bylaws authorizing the execution and performance of the Agreement, which resolutions have not been modified, rescinded or otherwise changed or amended and remain in full force and effect as of the date of such certificate.

c) Conditions Subsequent.  Within three months after the Closing Date, the following conditions subsequent must be satisfied (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

i) Promptly after the execution of this Agreement, Seller shall give the requisite notice under Clause 4.2.7 of the Langsa TAC to the Persons entitled thereto and shall keep Purchaser reasonably informed of progress on that matter;

ii) Seller shall use its best efforts to provide all required notices and obtain all consents, permissions or  approvals (the “Consents”) of (i) Pertamina; (ii) Indonesia’s Minister of Energy and Mineral Resources (after consideration by BPMigas, if required by applicable law); and (iii) any other Governmental Body or other Person which may be necessary or required for the consummation of the transactions contemplated hereunder or for the acknowledgment of Purchaser’s 80% interest in the Langsa TAC as a result thereof;

iii) Until such Consents are received, Seller shall keep Purchaser informed of the progress in obtaining such Consents and shall cooperate with Purchaser in any reasonable arrangements designed to provide for Purchaser the benefits thereunder, including enforcement for the benefit of Purchaser of any and all rights of Seller against any third party arising out of any Contract; and

iv) In the event any one or more of the conditions subsequent in this Section 9(c) is not satisfied within three months after the Closing Date, the Parties agree that (i) the Cash Price shall be refunded to Purchaser; (ii) the NPI shall be terminated; (iii) Purchaser shall pay to Seller all amounts received from Seller in connection with the Assets, less any costs or expenses incurred by Purchaser in connection with the Assets; (iv) the Bill of Sale shall be rescinded such that all the Assets and Assumed Liabilities shall be the sole property and responsibility of Seller; and (v) the Parties shall take such other action as necessary to unwind the transactions contemplated in this Agreement as though the transactions under this Agreement had not occurred, including the termination of this Agreement.

10) Indemnification.

a) Seller Indemnity Obligations.  Seller shall indemnify and hold harmless Purchaser and its directors, officers, employees, attorneys, agents and representatives, from and against any and all losses, claims, assessments, actions, suits, demands, debts, liabilities, obligations, damages, costs and expenses, including without limitation the cost of investigation and reasonable attorneys’ fees and court costs (hereinafter referred to collectively as “Damages”), arising out of, resulting from, related to, or caused by, directly or indirectly, in whole or in part any or all of the following:

i) Any willful inaccuracy in or willful breach or non-fulfillment of any of the obligations, representations, warranties and covenants made by Seller in this Agreement;

ii) The operation of the Assets prior to the Closing, including without limitation:  (a) violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws; (b) personal injury claims; and (c) claims of any nature by past or present directors, officers, employees or agents of Seller (including workers’ compensation claims to the extent not fully insured against and claims under federal or state employment statutes and judicial decisions), to the extent arising out of any act, omission, event or circumstance on or prior to the Closing;

iii) Any Excluded Liability;

iv) Taxes due and payable by Seller, including interest and penalties related to such Taxes; and

v) Seller’s bankruptcy, insolvency or reorganization following the Closing, should such bankruptcy, insolvency or reorganization occur.

b) Purchaser Indemnification Obligations.  Purchaser shall indemnify and hold harmless Seller, its directors, officers, employees, attorneys, agents and representatives from and against any and all Damages arising out of, resulting from, related to, or caused by, directly or indirectly, in whole or in part any or all of the following:

i) Any willful inaccuracy in or willful breach or non-fulfillment of any of the obligations, representations, warranties and covenants made by Purchaser in this Agreement;

ii) The operation of the Assets after the Closing, including without limitation: (i) violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws, as well as any anti-spam laws, rules or regulations; (ii) personal injury claims; and (iii) claims of any nature by directors, officers, employees or agents of Purchaser based on occurrences after the Closing (including workers’ compensation claims to the extent not fully insured against and claims under federal or state employment statutes and judicial decisions);

iii) Any Assumed Liability;

iv) Taxes due and payable by Purchaser, including interest and penalties related to such Taxes; and

v) Purchaser’s bankruptcy, insolvency or reorganization following the Closing, should such bankruptcy, insolvency or reorganization occur.

c) Third-Party Claims.  In the event of the assertion, in writing, of a third-party claim or dispute which, if adversely determined would entitle either of the Parties hereunder and their directors, officers, employees, attorneys, agents, successors, assigns and representatives to indemnification hereunder (the “Indemnified Parties”), the Party asserting such claim (“Claimant”) shall promptly notify the other Party hereto (“Respondent”) in writing, describing in reasonable detail (to the extent known by the Claimant) the facts constituting the basis for the third party claim and the amount of the claimed damages, provided, however, that any delay in providing or failure to provide such notification shall not affect the right of the Claimant to indemnification hereunder except to the extent that the Respondent is materially prejudiced by the delay or failure.  The Respondent may elect, by written notice to the Claimant, to assume and direct, at Respondent’s sole expense, the defense of any such third-party claim, and may, at its sole expense, retain counsel in connection therewith, provided that such counsel is reasonably acceptable to Claimant; provided that (i) the Respondent may not assume control of the defense of: (x) any claim involving criminal liability, or (y) any claim in which equitable relief is sought against the Claimant.  After the assumption of such defense by the Respondent with counsel reasonably acceptable to Claimant, and for so long as the Respondent conducts such defense on a diligent and timely basis, Respondent shall not be responsible for the payment of legal fees incurred thereafter by the Claimant, who may participate in the defense thereof with separate counsel at its own expense.  If Respondent is not permitted to, fails to, and until Respondent does undertake the defense of any such third party claim or dispute in accordance with the provisions hereof, or if Respondent discontinues the diligent and timely conduct thereof, the Claimant may undertake such defense and Respondent shall be responsible for reimbursing the Claimant for its reasonable legal fees and expenses incurred in connection therewith.  The Party controlling the defense shall keep the non-controlling Party advised of the status of the action and the defense thereof and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.  The non-controlling Party shall furnish the controlling Party with such information as the non-controlling Party may have with respect to the action (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling Party in the defense of the claim. No Party hereto may settle or compromise any such third-party claim or dispute without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

11) Miscellaneous.

a) Entire Agreement.  This Agreement, together with the Disclosure Schedule and Exhibits referred to herein which are incorporated herein by this reference, constitutes the entire agreement between the Parties hereto with respect to the transactions contemplated hereby and supersedes all prior verbal and written agreements and understandings related thereto.

b) Governing Law; Exclusive Jurisdiction.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The Parties agree that the Federal and California State courts sitting in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

c) Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

If to Seller, to: Blue Sky Langsa Ltd. Attn: Ilyas Chaudhary, President Menara Prima 26th Floor Jl Lingkar Mega Kuningan Blok 6.2 Jakarta 12950, Indonesia	If to Purchaser, to: Saga Energy, Inc. Attn: Ilyas Chaudhary, President and CEO 1509 East Chapman Ave Orange, CA 92866
The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

d) Amendment and Waivers. This Agreement may be amended only by a written agreement executed by all of the parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

e) Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance wherefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added by the Parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

f) Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

g) Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

h) Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

i) Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SELLER: BLUE SKY LANGSA LTD., a Mauritius company	Certification: The undersigned Secretary of Seller hereby certifies that this Agreement has been authorized by the Board of Directors and the Sole Shareholder of Seller.

/s/ Ilyas Chaudhary By: Ilyas Chaudhary Its: President	/s/ Danielle Tin International Management (Mauritius), Secretary By: Danielle Tin Its: Manager

PURCHASER: SAGA ENERGY, INC. a Florida corporation	Certification: The undersigned Secretary of Purchaser hereby certifies that this Agreement has been authorized by the Board of Directors of Purchaser.

/s/ Ilyas Chaudhary By: Ilyas Chaudhary Its: President and CEO	/s/ Aamna Chaudhary Virk Aamna Chaudhary Virk, Secretary

DISCLOSURE SCHEDULE

Schedule 2(a)
Assets

Langsa TAC Interest

-	80% undivided interest in and under the Langsa TAC

Equipment

No	SLoc	KIMAP	Material Description	Stock	UOM	MTyp
1	030	0105970118	TUBING SPACER, 3-1/2", 5 FT LONG	2	EA	ZNCP
2	030	0362265378	GASKET, RING, CAMERON, TYPE VX	6	EA	ZNCP
3	030	0362782555	GASKET, RING, VETCO, TYPE VX	1	EA	ZNCP
4	030	0376552222	KNOCK OUT ISOLATION VALVE, MODEL C	3	EA	ZNCP
5	030	0408035101	CASING,13-3/8",K-55,BTC,R3, 54.50 LB/FT	3,060.09	FT	ZCPT
6	030	0408045115	PUP JOINT,13-3/8",54,5,K55,PINXBOX(15')	1	EA	ZNCP
7	030	0412032201	CASING, 7",L-80,BTC,R3, 26.00 LB/FT	1,480	FT	ZCPT
8	030	0412033659	CASING, 9-5/8",L-80,BTC,R3, 43.50LB/FT	6,527	FT	ZCPT
9	030	0412035159	CASING,13-3/8" OD,61 PPF,L-80,BTC,R-3	800	FT	ZCPT
10	030	0412043615	PUP JOINT,9-5/8",43,5,L80,PINXBOX(15')	2	EA	ZNCP
11	030	0412043650	PUP JOINT,CSG,9-5/8",43.50#L-80,BTC,10FT	2	JT	ZCPT
12	030	0412043655	PUP JOINT,CSG,9-5/8",43.50#L-80,BTC,15FT	1	JT	ZCPT
13	030	0427023559	PUP JOINT,3-1/2" OD,9.2#N. VAM X 2 FT	1	JT	ZCPT
14	030	0427033559	PUP JOINT,3-1/2" OD,9.2#N. VAM X 3 FT	6	JT	ZCPT
15	030	0427053559	PUP JOINT,3-1/2" OD,9.2#N. VAM X 5 FT	5	JT	ZCPT
16	030	0427103559	PUP JOINT,3-1/2" OD,9.2#N. VAM X 10 FT	3	JT	ZCPT
17	030	0428196601	CASING,20"ODX0.625,X-56,ERW,R3,133 LB/FT	36.98	FT	ZCPT
18	030	0429037159	CASING,30",X-52,ERW,R3,310PPF,SF-60,1"WT	288	FT	ZCPT
19	030	0444083551	TUBING, 3-1/2", 9.2 PPF, L80, NEW VAM,R2	6,570	FT	ZCPT

20	030	0444263559	TUBING,3-1/2",L-80,CS,R-2,VAM TOP,9.20 #	3,090	FT	ZCPT
21	030	0444273510	PUP JOINT,3-1/2",9.2 PPF,L80, N-VAM, 5FT	1	EA	ZNCP
22	030	0444273554	PUP JOINT,3-1/2",9.2 PPF,L80, N-VAM, 4FT	8	EA	ZNCP
23	030	0444273556	PUP JOINT,3-1/2",9.2 PPF,L80, N-VAM, 6FT	8	EA	ZNCP
24	030	0444273558	PUP JOINT,3-1/2",9.2 PPF,L80, N-VAM, 8FT	4	EA	ZCPT
25	030	0450106709	X-OVER,SHOE JOINT,30",SF-60 PIN CONN.UP	2	EA	ZCPT
26	030	0452503333	X-OVER, JOINT, 20" X 13-3/8", R-30324-21	2	EA	ZCPT
27	030	0452503661	X-OVER, 3-1/2" VAM TOP P X 4-1/2" IF BOX	2	EA	ZCPT
28	030	0452503669	X-OVER,3-1/2" NEW VAM TOP PX4-1/2"IF BOX	2	EA	ZCPT
29	030	0452503671	X-OVER,3-1/2" NEW VAM BOX X VAM TOP PIN	2	EA	ZCPT
30	030	0452503673	X-OVER,3-1/2" VAM TOP BOX X NEW VAM PIN	4	EA	ZCPT
31	030	0452553569	COUPLING,3-1/2" NEW VAM	10	EA	ZCPT
32	030	0454263559	TUBING,3-1/2",9.2 PPF,110 CRA,NEW VAM,R2	420	FT	ZCPT
33	030	0654990109	OVERSHOT,3-1/2" 9.2 LB/FT,VAM TOP BOX UP	1	EA	ZNCP
34	030	0917090111	DEBRIS CAP, TUBING HANGER, 2222762-02	1	EA	ZNCP
35	030	0917090250	TOOL SKID, 2202214-01	1	EA	ZNCP
36	030	0920630155	TOOL ASSEMBLY, TRSSSV, BAKER	1	SET	ZNCP
37	030	0934101655	TEST SKID, TREE, 2047297-04	1	EA	ZNCP
38	030	0942392369	SEAL, ASSY, EMERGENCY, STC-10, 262502-02	1	SET	ZNCP
39	030	0983050018	TUBING HANGER, 199350-06	2	EA	ZNCP
40	030	0983050019	TUBING HANGER, VETCO, P/N. R1100128-1	1	EA	ZCPT
41	030	0983050074	RUNNING TOOL, TUBING HANGER, 2141700-16	1	EA	ZNCP
42	030	0983050125	TOOL, JETTING, TUBING HANGER, 2181425-04	1	EA	ZNCP
43	030	0983050155	TEST TOOL, TUBING HANGER, 2209997-02	1	EA	ZNCP
44	030	0985800019	PADS,LANDING & LIFT EYES	6	EA	ZNCP
45	030	0987020125	X-MAS TREE, SUB SEA, 2202351-19	1	EA	ZNCP
46	030	1025081044	CONTROL LINE,ENCAP,0.25X0.49,WALL THCK	3	EA	ZNCP

47	030	1030218025	MULE SHOE ASSEMBLY, BAKER	2	SET	ZNCP
48	030	1031150025	GUIDE, WIRELINE ENTRY, BAKER,H-469213620	2	EA	ZNCP
49	030	1031400550	KIT, REDRESS,3-1/2" T-5 FLAP,H-057204900	1	SET	ZNCP
50	030	1032060029	PACKER,9-5/8",BAKER,TYPE : HS	1	EA	ZNCP
51	030	1032060039	VALVE,SAFETY,BAKER,MODEL:TE-5	1	EA	ZNCP
52	030	1032060049	COUPLING,FLOW,3-1/2",BAKER	2	EA	ZNCP
53	030	1032060059	CLAMP, LINEGUARD, 3-1/2", H905143500	22	EA	ZNCP
54	030	1035160097	NIPPLE, BX PROFILE SEATING, 2.81"	4	EA	ZNCP
55	030	1035350122	SHEAR PIN, WEAR BUSHING, STC-10, SYSTEM	8	EA	ZNCP
56	030	1035350142	TOOL ASSEMBLY, TRSSSV, BAKER, W/TR	2	SET	ZNCP
57	030	1035350145	TOOL,FLAPPER LOCK OPEN, 3-1/2",822802833	1	EA	ZNCP
58	030	1035350147	TOOL, ASSY, BAKER DB PACKER	1	SET	ZNCP
59	030	1035350333	NIPPLE,3-1/2",NO GO 'R,VAM TOP BOX X PIN	1	EA	ZNCP
60	030	1064553715	MULE SHOE ASSEMBLY, BAKER	1	EA	ZNCP
61	030	1988971895	SHIPPING SKID, P/N 2254482-01	1	EA	ZNCP
62	030	7579200125	FULL BORE ISOLATION VALVE INSTALLED	1	SET	ZNCP
63	030	7588216025	VALVE, SAFETY, TYPE H, 3", 3FT LONG	2	EA	ZNCP
64	030	8379420525	JOINT, SPANNER, P/N 2247142-02	1	EA	ZNCP
65	030	8974605555	GLYCOL HW-443,WATER BASED HYDROLIC FLUID	7	DR	ZNCP

Contracts

(1)	Charter Agreement between TAC Medco E&P Langsa Limited and PT Arah Prana dated September 7, 2009

(2)	Agreement for Chartered Utility Boat for MEPL FPSO Operations 2009 – 2001 between TAC-P Medco E&P Langsa Limited and PT Baruna Raya Logistic dated August 1, 2009

(3)	Insurance Policy Number 203.999.200.10.00063/173

Insurers: PT Asuransi Jasa Indonesia (Persero); PT Tugu Pratama Indonesia; PT Asuransi Central Asia; PT Asuransi Wahana Tata; PT Asuransi Adira Dinamika; PT Asuransi Sinar Mas; PT Asuransi Astra Buana; and PT Asuransi Ekspor Indonesia (Persero).

Insured: BPMIGAS; and TAC – Blue Sky Langsa Ltd.

Schedule 2(b)
Assumed Liabilities

-	80% share of plugging and abandonment liabilities as estimated by Pertamina

Schedule 5
Exceptions to Representations and Warranties of Seller

(a) and (n)
Seller is not currently in good standing in Mauritius due to a deficiency in filing its financial statements.

(d) and (e)
Seller entered into a credit agreement (the “Credit Facility”) with the Bank of Danamon, Jakarta Indonesia in June 2011 to enable Seller to pay vendors retained for work on Langsa TAC until the Petroleum is sold from the Langsa TAC. The Credit Facility is secured by the assets of Seller.

The credit facility is for $3.6 Million, and Seller has withdrawn and repaid all amounts borrowed as of the date of this Agreement.  Seller retains the right to borrow further funds if needed to pay vendors and repay at the next oil sales.

Schedule 6
Budget of Operating Costs

Summary Field Operating Costs & Data Estimated for Year 2012

Cost Object	Actual Jan- Dec 2010	Actual Jan- Jul 2011	Outlook 2011	Budget 2012
Field Operation	$806,126.05	$380,375.77	$1,079,866.18	$707,651.11
Oil Shipment Operation - FPSO	$11,543,925.41	$5,333,658.68	$9,111,197.71	$10,559,000.00
FPSO Support	$958,168.95	$149,254.11	$149,254.11	-
Well Service - Operation	$207,910.00	$(5,005.00)	$(5,005.00)	$257,400.00
Abandonment Cost	-	-	$700,000.00	$700,000.00
General & Administration	$177,735.65	$146,987.41	$261,538.09	$302,713.26
TOTAL	$13,693,866.06	$6,005,270.97	$11,296,851.10	$12,526,764.37

Data estimated for year 2012:
Oil Production (Bbls)	286,800
Price US$/Bbl	75.00
Total Number of wells operating	3 wells

EXHIBIT A
FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”), dated as of the [31st day of December, 2011], by and between Blue Sky Langsa Ltd., a Mauritius company f/k/a Medco E&P Langsa Limited, a Mauritius company (“Seller”), and Saga Energy, Inc., a Florida corporation ( “Purchaser”), subject to the terms and conditions of the Asset Purchase Agreement, dated as of even date herewith, (the “Agreement”), by and between Purchaser and Seller.  Capitalized terms used herein and not otherwise defined have the respective meanings assigned to such terms in the Agreement.

NOW, THEREFORE, subject to the terms and conditions of the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Sale of Assets.  Seller does hereby irrevocably and unconditionally sell, convey, assign, grant, transfer and deliver to Purchaser and its successors and assigns, to its own use and benefit forever, and Purchaser hereby purchases from Seller, all of Seller’s right, title and interest in the Assets set forth on Schedule 2(a) to the Agreement subject to Section 5 hereof.

2. Assumption of Assumed Liabilities.  Subject to Section 5 hereof, Purchaser, for itself and its successors and assigns, hereby expressly succeeds to, is substituted for, and accepts, assumes and shall pay, perform and discharge all of the Assumed Liabilities of Seller set forth in Schedule 2(b) to the Agreement.

3. Further Assurances.  At any time and from time to time after the date hereof, at Purchaser’s request, Seller shall promptly execute and deliver such other and further instruments of sale, transfer, conveyance, assignment and confirmation, and take such other and further action as Purchaser may reasonably request to transfer, convey, assign and deliver to Purchaser, and to confirm Purchaser’s right, title and interest in and to, all of the Assets, to put Purchaser in actual possession and operating control thereof, to assist Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

4. The Agreement.  This Bill of Sale is delivered pursuant to, and is entitled to the benefits of, the Agreement.  Nothing herein shall be deemed to limit the rights and remedies of Purchaser and the duties and obligations of Seller under the Agreement or to amend or otherwise modify any provision thereof, and, to the extent that there is any conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Agreement, the terms and conditions of the Agreement shall govern, supersede and prevail.  Notwithstanding anything to the contrary herein, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter the representations, warranties, covenants and obligations of Seller or Purchaser contained in the Agreement or the survival thereof.

5. Third Party Consents.  Anything contained in this Bill of Sale to the contrary notwithstanding, this Bill of Sale shall not constitute an agreement to assign any Contract or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder.

6. Parties.  All of the terms and provisions of this Bill of Sale shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

7. Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

8. Governing Law.  This Bill of Sale and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

9. Jurisdiction.  The Parties agree that the that the state and federal courts in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

10. Amendments.  No amendment or modification of this Bill of Sale shall be effective unless it is set forth in writing and signed by each of the parties hereto.

11. Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Bill of Sale.

[Signature Page Follows]

IN WITNESS WHEREOF, The parties hereto have caused this Bill of Sale to be duly executed and delivered as of the date first written above.

SELLER: BLUE SKY LANGSA LTD., a Mauritius company	Certification: The undersigned Secretary of Seller hereby certifies that this Agreement has been authorized by the Board of Directors and the Sole Shareholder of Seller.

_____________________________________ By: Ilyas Chaudhary Its: President	_____________________________________ International Management (Mauritius), Secretary By: Danielle Tin Its: Manager

PURCHASER: SAGA ENERGY, INC. a Florida corporation	Certification: The undersigned Secretary of Purchaser hereby certifies that this Agreement has been authorized by the Board of Directors of Purchaser.

_____________________________________ By: Ilyas Chaudhary Its: President and CEO	_____________________________________ Aamna Chaudhary Virk, Secretary

EXHIBIT B
FORM OF JOINT OPERATING AGREEMENT

THIS JOINT OPERATING AGREEMENT (this “Agreement”), entered into by and between Blue Sky Langsa Ltd., a Mauritius company f/k/a Medco E&P Langsa Limited and having its registered office at Les Cascades, Edith Cavell Street, Port-Louis, Mauritius (the “Operator” and the signatory parties other than Operator, sometimes hereinafter referred to individually herein as “Non-Operator”, and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

“Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement, all of which are located in the contract area as described in the Langsa TAC.

“deepen,” “deepening” and “deeper drilling” as used in this agreement shall be deemed to include side tracking operations.

“drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

“Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

“drillsite” shall mean the oil and gas lease or interest on which a proposed well is to be located.

“Langsa TAC” means the East Aceh Offshore - Langsa (EAO-Langsa) Technical Assistance Contract dated 15th of May, 1997.

“Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

“oil and gas” shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

“oil and gas lease,” “lease” and “leasehold” shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

“oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

1.2           Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.
EXHIBITS

2.1           Exhibits. The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

•	Exhibit “A”: shall include the following information:
o	Identification of lands subject to this agreement;
o	(2) Restrictions, if any, as to depths, formations, or substances;
o	(3) Percentages or fractional interests of parties to this agreement;
o	(4) Oil and gas leases and/or oil and gas interests subject to this agreement; and
o	(5) Addresses of parties for notice purposes.
•	Exhibit “B”: Accounting Procedure.
•	Exhibit “C”: Insurance.
•	Exhibit “D”: Gas Balancing Agreement.

2.2           Inconsistencies. If any provision of any exhibit, except Exhibits “D,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

3.1           Interests of Parties in Costs and Production.

a.           Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties and such other burdens to the extent such royalty and burdens are borne proportionately by all co-owners of the lease. Any such burden not common to the interest of the parties shall be borne by the party whose interest is burdened therewith.

b.           Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if any such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

c.           Nothing contained in this Section 3.1 shall be deemed an assignment or cross-assignment of interests covered hereby.

3.2           Excess Royalties, Overriding Royalties and Other Payments. Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production which is not a joint obligation of the parties, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

3.3           Subsequently Created Interests. If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit “A,” or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as “subsequently created interest” irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as “burdened party”), and:

a.           If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and

b.           If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Section 7.2 shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.
TITLES

All losses incurred shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

ARTICLE V.
OPERATOR

5.1           Designation and Responsibilities of Operator. Blue Sky Langsa Ltd. shall be the
Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of, this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

5.2           Resignation or Removal of Operator and Selection of Successor.

a.           Resignation or Removal of Operator. Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

b.           Selection of Successor Operator. Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor
Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed.

5.3           Employees. The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

5.4           Drilling Contracts. All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.
DRILLING AND DEVELOPMENT

6.1           Initial Well.

a.           On or before the [___] day of [________], 2011, Operator shall commence the drilling of a well for oil and gas at the location shown on Exhibit “E” attached hereto and made a part hereof and shall thereafter continue the drilling of the well with due diligence to [the Completion Point as defined in, and in accordance with, _______________], unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

b.           Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply. It is contemplated that the Initial Well, pursuant to the Participation Agreement to which this Operating Agreement is attached, will be drilled to the depth of [__________] and thereafter drilled as a horizontal borehole to a projected length of [__________]. All references to “Initial Well” or “Subsequent Operations” shall include operations on a horizontal borehole within the Woodbine Formation. If, in Operator’s judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Section 6.5 shall thereafter apply.

6.2           Subsequent Operations.

a.           Proposed Operations.

1.           Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Section 6.1, or to rework, deepen or plug back a dry hole drilled on the Contract Area, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have fifteen (15) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

2.           If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of fifteen (15) days (or as promptly as possible after the expiration of the / twenty-four (24) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

b.           Operations by Less than All Parties.

i.           If any party receiving such notice as provided in Section 6.2(a) or Section 7.4(a) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of fifteen (15) days (or as promptly as possible after the expiration of the / twenty-four (24) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Section 6.2(b), shall comply with all terms and conditions of this agreement.

2.           Any election to be tendered pursuant to Section 6.2(a) or Section 6.2(b) shall contain, in addition to any other information, a clear stipulation of the amount of time in which such election must be made and the consequences.

3.           If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party’s interest as shown on Exhibit “A” or (b) carry its proportionate part of Non-Consenting Parties’ interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of twenty-four (24) hours (inclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

4.           The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and the proration unit allocated thereto and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Section 3.3 payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(i)           500% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 500% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii)           500% of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Section 8.3, and 500% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

5.           An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties five hundred percent (500%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Section 6.2. shall be applicable as between said Consenting Parties in said well.

6.           During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Section 3.3.

7.           In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

8.           Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each quarter thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding quarter. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

9.           If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

10.           Notwithstanding the provisions of this Section 6.2(b), it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

11.           The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Section 6.1 except (i) as to Section 7.4(a); or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Section 6.1 if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

c.           Stand-By Time. When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party’s notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Section 6.2(b), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

d.           Sidetracking. Except as hereinafter provided, those provisions of this agreement applicable to a “deepening” operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call “sidetracking”), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

1.           If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

2.           If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well’s salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to twenty-four (24), exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the twenty-four (24) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

6.3           Taking Production in Kind.

a.           Each party shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

b.           Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Section 7.2, shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

c.           In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right (upon 30 days written notice) to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

d.           In the event one or more parties’ separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E”, or is a separate agreement.

6.4           Access to Contract Area and Information. Each party shall, with respect to an operation to which it is a participating party, have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto. Operator, upon request, shall furnish each of the other participating parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information. Any non-participating party shall only have access to Operator’s records for the exclusive purpose of verification of the cost attributable to the operation in which it is a non-participating party.

6.5           Abandonment of Wells.

a.           Abandonment of Dry Holes. Except for any well drilled or deepened pursuant to Section 6.2(b), any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Section 6.2.

b.           Abandonment of Wells that have Produced.

1.           Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice from any party hereto of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If any party fails to make a specific election in writing within said 30 days, it shall be conclusively deemed to have consented to abandonment of such well. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit “B.” The assignments or leases so limited shall encompass the “drilling unit” upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

2.           Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

c.           Abandonment of Non-Consent Operations. The provisions of Section 6.5(a) or Section 6.5(b) above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Section 6.5.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

7.1           Liability of Parties. The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Section 7.2 are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

7.2           Liens and Payment Defaults. Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit “C”. To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator’s share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator’s written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

7.3           Payments and Accounting.

a.           Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

b.           Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

7.4           Limitation of Expenditures.

a.           Drill or Deepen. For the purpose of Article VII, drilling or deepening shall include the drilling or extension or plugging back of a horizontal borehole. Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Section 6.2(b) of this agreement. Consent to the drilling or deepening shall include all necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have twenty-four hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Section 6.2(b). hereof (the phrase “reworking, deepening or plugging back” as contained in Section 6.2(b). shall be deemed to include “completing”) shall apply to the operations thereafter conducted by less than all parties.
b.           Rework or Plug Back. Without the consent of all consenting parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Section 6.2(b) of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

c.           Other Operations. Without the consent of two or more, or a majority in interest of, parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of fifty thousand Dollars ($ 50,000.00 ) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of fifty thousand Dollars ($ 50,000.00 ) but less than the amount first set forth above in this paragraph.

7.5           Rentals, Shut-in Well Payments and Minimum Royalties.

a.           Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Operator. Any party may request, and shall be entitled to receive, proper evidence of all such payments.

b.           Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.

7.6           Taxes.

a.           Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

b.           If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

c.           Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this agreement.

7.7           Insurance. At all times while operations are conducted hereunder, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D,” attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the  workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require. In the event automobile public liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

8.1           Surrender of Leases.

a.           The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

b.           However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

c.           Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

8.2           Renewal or Extension of Leases.

a.           If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

b.           If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

c.           Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

d.           The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

e.           The provisions in this Article shall also be applicable to extensions of oil and gas leases.

8.3           Acreage or Cash Contributions. While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall pro mptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area. If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Section 8.3.
8.4.          Maintenance of Uniform Interests.

a.           For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all leases and equipment and production; or

2. an equal undivided interest in all leases and equipment and production in the Contract Area.

b.           Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

c.           If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

8.5           Waiver of Rights to Partition.  If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, as amended, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed fifteen thousand Dollars ($ 15,000.00 ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder. All claims or suits involving title to any interest subject to this agreement shall be treated as a claim or a suit against all parties hereto.

ARTICLE XI.
FORCE MAJEURE

11.1           If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

11.2           The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

11.2           The term “force majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A”. The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement. So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise, or until all wells drilled on the Contract Area have been properly plugged and abandoned in accordance with the rules and regulations of the applicable regulatory authority, provided however, that in the event this agreement is being maintained solely due to the fact that all wells have not been properly plugged and abandoned, and Operator has received all funds necessary to plug such well(s), Operator is diligently proceeding with the plugging operations necessary to completely terminate this agreement. In the absence of such diligence, any non-operator may declare this agreement terminated as to its interest by providing Operator written notice of such. It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

14.1.           Laws, Regulations and Orders. This agreement shall be subject to the conservation laws of the jurisdiction in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable foreign federal, state, and local laws, ordinances, rules, regulations, and orders.

14.2           Governing Law. This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the jurisdiction in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of shall govern.

14.3           Regulatory Agencies.

a.           Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

b.           With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

c.           Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the “Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time (“Act”), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.
MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, this agreement shall be effective as of the [__] day of [______], 2011.

OPERATOR BLUE SKY LANGSA LTD., a Mauritius company	Certification: The undersigned Secretary of Seller hereby certifies that this Agreement has been authorized by the Board of Directors and the Sole Shareholder of Seller.

_____________________________________ By: Ilyas Chaudhary Its: President	_____________________________________ International Management (Mauritius), Secretary By: Danielle Tin Its: Manager

NON-OPERATORS

SAGA ENERGY, INC. a Florida corporation	Certification: The undersigned Secretary of Purchaser hereby certifies that this Agreement has been authorized by the Board of Directors of Purchaser.

_____________________________________ By: Ilyas Chaudhary Its: President and CEO	_____________________________________ Aamna Chaudhary Virk, Secretary

BLUE DOLPHIN EXPLORATION COMPANY, a Delaware corporation

_____________________________________ Name: Ivar Siem Title: Chief Executive Officer

NADEEM BABER, an individual _____________________________________